Exhibit 5.1

Michael E. Tenta +1 650 843 5636 mtenta@cooley.com

August 2, 2017

Aduro Biotech, Inc.

740 Heinz Avenue

Berkeley, CA 94710

Ladies and Gentlemen:

We have acted as counsel to Aduro Biotech, Inc., a Delaware corporation (the “Company”), with respect to certain matters in connection with the offering by the Company of $100,000,000 of shares of the Company’s common stock, par value $0.0001 per share (the “Shares”), pursuant to a Registration Statement on Form S-3 (No. 333‑211063) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), the related prospectus dated May 9, 2016 included within the Registration Statement (the “Base Prospectus”), and the prospectus supplement to be filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations of the Act (together with the Base Prospectus, the “Prospectus”).  The Shares are to be sold by the Company in accordance with that certain Common Stock Sales Agreement, dated August 2, 2017, between the Company and Cowen and Company, LLC (the “Agreement”), as described in the Prospectus.

In connection with this opinion, we have examined the Registration Statement, the Prospectus, the Agreement, the Company’s Certificate of Incorporation and Bylaws, each as currently in effect, and such other documents, records, certificates, memoranda and other instruments as in our judgement are necessary or appropriate to render the opinion expressed below. In rendering this opinion, we have assumed the genuineness and authenticity of all signatures on original documents; the genuineness and authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as copies; and the accuracy, completeness and authenticity of certificates of public officials.  As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought independently to verify such matters.

We have assumed (i) that each sale of the Shares will be duly authorized by the Board of Directors of the Company, a duly authorized committee thereof or a person or body pursuant to an authorization granted in accordance with Section 152 of the General Corporation Law of the State of Delaware (the “DGCL”) and (ii) that no more than 7,911,392 Shares will be sold at a price of not less than $12.64 per share, representing the last reported sale price of the Common Stock on the NASDAQ Global Select Market on August 1, 2017.  We express no opinion to the extent that future issuances of securities of the Company and/or anti-dilution adjustments to outstanding securities of the Company cause the number of shares of Common Stock outstanding or issuable upon conversion or exercise of outstanding securities of the Company to exceed the number of Shares then issuable under the Agreement.

COOLEY LLP 3175 HANOVER STREET PALO ALTO, CA 94304-1130
T: (650) 843-5000 F: (650) 849-7400 COOLEY.COM

August 2, 2017
Page Two

Our opinion herein is expressed solely with respect to the DGCL.  Our opinion is based on these laws as in effect on the date hereof, and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. We express no opinion as to whether the laws of any particular jurisdiction other than those identified above are applicable to the subject matter hereof.  We are not rendering any opinion as to compliance with any federal or state law, rule or regulation relating to securities, or to the sale or issuance thereof.

On the basis of the foregoing, and in reliance thereon, and subject to the qualifications herein stated, we are of the opinion that the Shares, when sold and issued against payment therefor in accordance with the Agreement, the Registration Statement and the Prospectus, will be validly issued, fully paid and nonassessable.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to a Quarterly Report on Form 10-Q for the quarter ended June 30, 2017 to be filed with the Commission for incorporation by reference into the Registration Statement.

Sincerely,

Cooley LLP

By:	/s/ Michael E. Tenta
Michael E. Tenta

COOLEY LLP 3175 HANOVER STREET PALO ALTO, CA 94304-1130
T: (650) 843-5000 F: (650) 849-7400 COOLEY.COM